UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BJ’s Wholesale Club, Inc.

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One Mercer Road
Natick, Massachusetts 01760

April 19, 2006

Dear Stockholder:

We invite you to attend our 2006 Annual Meeting of Stockholders on Thursday, May 25, 2006, at 11:00 a.m. at the Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts. At this meeting, you will be asked to elect three directors, to consider a shareholder proposal and to ratify the audit committee’s selection of the Company’s independent registered public accounting firm.

We would like to take this opportunity to remind you that your vote is important.

Sincerely,

Michael T. Wedge President and Chief Executive Officer	Herbert J. Zarkin Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2006

The Annual Meeting of Stockholders of BJ’s Wholesale Club, Inc. will be held at the Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts, on Thursday, May 25, 2006, at 11:00 a.m. At the meeting, stockholders will consider and vote on the following matters:

1.	Election of three directors to serve until the 2009 Annual Meeting of Stockholders;

2.	Consideration of a shareholder proposal, if properly presented at the meeting; and

3.	Ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2007.

The stockholders will also act on any other business that may properly come before the meeting.

Stockholders of record at the close of business on April 10, 2006, may vote at the meeting.

By Order of the Board of Directors

KELLYE L. WALKER Secretary

Natick, Massachusetts

April 19, 2006

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

BJ’s WHOLESALE CLUB, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2006

PROXY STATEMENT

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of BJ’s Wholesale Club, Inc. (“BJ’s” or the “Company”) is soliciting your proxy to vote your shares at the annual meeting of stockholders to be held at 11:00 a.m. on May 25, 2006 and at any adjournment or adjournments of that meeting. Unless you give different instructions, shares represented by properly executed proxies will be voted FOR the election of the three nominees set forth below, AGAINST the shareholder proposal, and FOR the ratification of the selection of independent registered public accounting firm. You may revoke your proxy at any time before it is exercised by delivering a written revocation to the Secretary of BJ’s at the address below, by delivering another proxy with a later date or by requesting at the meeting that your proxy be revoked.

Stockholders of record at the close of business on April 10, 2006 are entitled to vote at the meeting. Each share of BJ’s common stock, par value $.01 (“common stock”), outstanding on the record date is entitled to one vote. As of the close of business on April 10, 2006, there were outstanding and entitled to vote 67,548,736 shares of common stock.

This proxy statement, the enclosed proxy card and the Annual Report of the Company for the fiscal year ended January 28, 2006, were first mailed to stockholders on or about April 21, 2006.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to the Corporate Secretary at the Company’s address, which is BJ’s Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760. Exhibits will be provided upon written request and payment of an appropriate processing fee.

The Company’s fiscal year ends on the Saturday closest to January 31 of each year. Fiscal year references apply to the Company’s fiscal year which ended on the Saturday closest to January 31 of the following year. For example, the fiscal year ended January 28, 2006, is referred to as 2005 or fiscal 2005.

Vote Required

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Under the Company’s by-laws, so long as a quorum is present at the meeting, the election of directors will require a plurality of votes cast at the meeting. This means that the three nominees for director with the most votes will be elected whether or not such nominees receive a majority of the votes cast. For each other item, when a quorum is present, the affirmative vote of the holders of a majority of the votes cast will be required for approval. Shares which abstain from voting on a particular matter and broker non-votes will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter.

Electronic Voting

Any stockholder who owns shares of common stock of record may authorize the voting of its shares over the Internet at https://www.proxyvotenow.com/bj or by telephone by calling 1-866-213-0603 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 5:00 p.m. Eastern Time on May 24, 2006.

If a stockholder owns shares held in “street name” by a bank or brokerage firm, the stockholder’s bank or brokerage firm will provide a vote instruction form to the stockholder with this proxy statement that may be used to direct how the shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by the stockholder’s bank or brokerage firm on the vote instruction form.

Participants in BJ’s Wholesale Club, Inc. 401(k) Savings Plans

If you participate in either the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees or the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Hourly Employees and hold Company stock in your account, you may vote an amount of shares of common stock equivalent to the interest in the Company’s common stock credited to your account as of the record date. Fidelity Management Trust Company (“Fidelity”) will have a proxy card sent to you that you may use to direct Fidelity to vote your shares on your behalf. The proxy card should be signed and returned in the provided envelope to The Bank of New York, the Company’s transfer agent and registrar, or you may authorize the voting of these shares over the Internet or by telephone by following the instructions on the provided proxy card. The Bank of New York will notify only Fidelity of the manner in which you have voted your shares. Fidelity will vote the shares in the manner directed on the proxy card (or as authorized over the Internet or by telephone). If The Bank of New York does not receive a signed proxy card or the authorization of the voting of your shares over the Internet or by telephone from you by 5:00 p.m. Eastern Time on May 23, 2006, there can be no assurance that Fidelity will be able to follow your instructions. If you fail to timely submit your instruction to The Bank of New York, Fidelity will vote your shares of common stock held in the BJ’s Common Stock Fund as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other plan participants have been received by Fidelity.

PROPOSAL ONE

ELECTION OF DIRECTORS

BJ’s Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Your proxy will be voted to elect the three nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board has voted to fix the number of directors at nine. The three nominees, each of whom currently serves as a director of the Company, have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2009.

The nominees for election as directors and incumbent directors are as follows:

Nominees for Election —Terms Expiring 2009

Bert N. Mitchell, 68, has been a director of the Company since May 1998. In 1974, Mr. Mitchell founded Mitchell & Titus, LLP, the nation’s largest minority-owned CPA firm, and serves as its Chairman and Chief Executive Officer. He is also Chairman of the Board of the Ariel Investment Trust, which includes membership on the board of four individual funds. Mr. Mitchell is a member of the Company’s Audit Committee and Executive Compensation Committee.

Helen Frame Peters, Ph.D., 58, has been a director of the Company since May 2004. Dr. Peters currently is a professor of finance at Boston College. From August 2000 to May 2003 she served as Dean of the Carroll School of Management at Boston College. Prior to joining Boston College, from 1998-1999, Dr. Peters was Chief Investment Officer of the Global Bond Group of Scudder Kemper Investments in Boston, Massachusetts. Dr. Peters is a Trustee of StreetTracks Funds for State Street Global Advisors. Dr. Peters is a member of the Company’s Executive Compensation Committee and Finance Committee.

Michael T. Wedge, 52, has been a director, President and Chief Executive Officer of the Company since September 2002. He was Executive Vice President, Club Operations of the Company from July 1997 to September 2002; and Executive Vice President, Sales Operations of the BJ’s Wholesale Club division of Waban Inc. (“Waban”) from February 1997 to July 1997. Mr. Wedge serves as a director of the Federal Reserve Bank of Boston where he is a member of the Business Commitments and Performance Committee. Mr. Wedge is a member of the Company’s Executive Committee and Finance Committee.

Incumbent Directors —Terms Expiring 2008

Paul Danos, Ph.D., 63, has been a director of the Company since May 2004. Dr. Danos is the Dean of the Tuck School of Business at Dartmouth College, a position he has held since 1995. A CPA since 1974, Dr. Danos specializes in financial accounting as part of his position as the Laurence F. Whittemore Professor of Business Administration at the Tuck School. Dr. Danos is also a member of the General Mills Board of Directors and is on its Audit Committee. Dr. Danos is a member of the Company’s Audit Committee and Corporate Governance Committee.

Ronald R. Dion, 60, has been a director of the Company since September 1999. Mr. Dion has been Chairman and Chief Executive Officer of R.M. Bradley & Co., Inc., a real estate firm, since 1997. Mr. Dion is a trustee and Chairman of John Hancock Funds and a member of the Board of Governors of the Boston Stock Exchange. He also serves as a director of the Boston Municipal Research Bureau, the Massachusetts Business Roundtable and the New England Council and is on the Advisory Board of the Carroll Graduate School of Management at Boston College. Mr. Dion is a member of the Company’s Corporate Governance Committee and Chairman of the Company’s Executive Compensation Committee.

Lorne R. Waxlax, 72, has been a director of the Company since July 1997. He was a director of Waban from January 1990 to July 1997 and Chairman of the Board of Directors of Waban from June 1996 to July 1997. Mr. Waxlax formerly served as an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of Clean Harbors, Inc. From July 1997 to March 2002, Mr. Waxlax was a director of House2Home, Inc., the surviving company of a merger in September 2001 with HomeBase, Inc., formerly known as Waban Inc. (“House2Home”). House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001 (see “Relationship with House2Home; Conflicts of Interest” on page 22). Mr. Waxlax is Chairman of the Company’s Corporate Governance Committee and is a member the Company’s Executive Committee, Executive Compensation Committee and Finance Committee.

Incumbent Directors—Terms Expiring 2007

S. James Coppersmith, 73, has been a director of the Company since July 1997. He was a director of Waban from December 1993 to July 1997. Mr. Coppersmith is the retired president of ABC affiliate WCVB-TV Channel 5 in Boston, and is a director and Vice Chairman of the board of directors of Rasky Baerlein Group, a public relations firm. Mr. Coppersmith is a member of the Company’s Audit Committee and Executive Compensation Committee.

Thomas J. Shields, 59, has been a director of the Company since July 1997 and presiding director since 2005. He was a director of Waban from June 1992 to July 1997. He has served as Managing Director of Shields & Company, Inc., a Boston-based investment banking firm, since 1991. Mr. Shields is also a director of Clean Harbors, Inc. Mr. Shields is Chairman of the Company’s Audit Committee, Chairman of the Company’s Finance Committee and a member of the Company’s Executive Committee and Corporate Governance Committee.

Herbert J. Zarkin, 67, has been a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. From July 1997 to June 2002, Mr. Zarkin was Chairman of House2Home, and was President and Chief Executive Officer of House2Home from March 2000 to September 2001. He was a director, President and Chief Executive Officer of Waban (now known as House2Home) from May 1993 to July 1997. House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001 (see “Relationship with House2Home; Conflicts of Interest” on page 22). Mr. Zarkin is Chairman of the Company’s Executive Committee, Chairman of the Company’s ERISA Committee and a member of the Company’s Finance Committee.

CORPORATE GOVERNANCE

BJ’s Board of Directors believes that good corporate governance practices are important to ensure that BJ’s is managed for the long-term benefit of its stockholders. The Company’s Board of Directors recognizes that maintaining and ensuring good corporate governance is a continuous process and that the long-term interests of stockholders are advanced by responsibly considering the concerns of other stakeholders and interested parties including employees/team members, customers, suppliers, the communities in which the Company does business, and the public at large. This section describes key corporate governance principles and practices adopted by the Company. Complete copies of the corporate governance principles; charters of the Audit,

Corporate Governance and Executive Compensation Committees; and the Statement on Commercial Bribery, Conflicts of Interest and Business Ethics described below are available on the Corporate Governance section of the Company’s website, www.bjs.com. In addition, a copy of the Audit Committee Charter, as in effect on the date of this proxy statement, is attached as Appendix A. You can also request a copy of any of these documents by writing to the Corporate Secretary, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760.

Corporate Governance Principles

The Board has adopted corporate governance principles to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These principles, which, along with the charters and key practices of the Board’s committees, provide a framework for the governance of BJ’s, include that:

•	the role of the Board is to oversee the management and governance of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the non-management directors meet at least twice annually in executive session;

•	directors have complete access to management and may, at any time, hire independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable New York Stock Exchange (“NYSE”) rules, a director of BJ’s will only qualify as “independent” if the Board of Directors affirmatively determines that he or she has no material relationship with BJ’s (either directly or as a partner, shareholder or officer of an organization that has a relationship with BJ’s). The Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with BJ’s. Under these guidelines, a director will be considered to have a material relationship with BJ’s if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or he or she:

•	is an executive officer of another company which is indebted to BJ’s, or to which BJ’s is indebted, and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

•	serves as an officer, director or trustee of a charitable organization and BJ’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts.

Ownership of a significant amount of BJ’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

The Board of Directors has determined that none of Messrs. Coppersmith, Dion, Mitchell, Shields or Waxlax or Drs. Danos or Peters has a material relationship with BJ’s and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.

The Board of Directors has determined that all of the members of each of the Board’s Audit, Corporate Governance and Executive Compensation committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Board of Directors and its Committees

The Board of Directors has established six standing committees—Audit, Corporate Governance, ERISA, Executive, Executive Compensation and Finance—each of which operates under a charter that has been approved by the Board.

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications and independence of the Company’s independent registered public accounting firm;

•	overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, and disclosure controls and procedures and code of business conduct and ethics;

•	overseeing the Company’s internal audit function;

•	discussing the Company’s fraud, risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 27 of this proxy statement).

The current members of the Audit Committee are Thomas J. Shields (Chairman), S. James Coppersmith, Paul Danos and Bert N. Mitchell. The Audit Committee held 12 meetings during 2005.

The Board of Directors has determined that each of Paul Danos, Bert N. Mitchell and Thomas J. Shields is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

A copy of the Audit Committee charter, as in effect on the date of this proxy statement, is attached as Appendix A.

Corporate Governance Committee. The Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing the new director orientation program;

•	reviewing and recommending changes to director compensation;

•	monitoring the Company’s social responsibility programs and corporate citizenship;

•	developing and recommending to the Board corporate governance principles and monitoring compliance with such principles; and

•	overseeing an annual evaluation of the Board, including a review of committee structure and committee charters.

The current members of the Corporate Governance Committee are Lorne R. Waxlax (Chairman), Paul Danos, Ronald R. Dion and Thomas J. Shields. The Corporate Governance Committee held six meetings during 2005.

Executive Compensation Committee. The Executive Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation;

•	recommending the Chairman’s compensation;

•	determining the CEO’s compensation;

•	reviewing and approving the compensation of the Company’s other executive officers;

•	reviewing and making recommendations to the Board with respect to compensation and benefits polices and changes in those policies;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	overseeing an evaluation of the Company’s CEO; and

•	overseeing and administering the Company’s cash and equity incentive plans.

The current members of the Executive Compensation Committee are Ronald R. Dion (Chairman), S. James Coppersmith, Bert N. Mitchell, Helen Frame Peters and Lorne R. Waxlax. The Executive Compensation Committee held eight meetings in 2005.

The ERISA Committee, which held four meetings during 2005, oversees the Company’s 401(k) savings plans.

The Board of Directors also has an Executive Committee which has authority to act for the Board on most matters during intervals between meetings of the Board. The Executive Committee held one meeting during 2005.

The Board of Directors has a Finance Committee which reviews with management and advises the Board with respect to the Company’s finances, including exploring methods of meeting the Company’s financing requirements and planning the Company’s capital structure. The Finance Committee held one meeting during 2005.

Board and Stockholder Meetings and Attendance

The Board of Directors held 12 meetings during 2005, including three telephone meetings, and took action by written consent two times. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

The Company’s corporate governance principles provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2005 annual meeting of stockholders.

Director Candidates

The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee applies the criteria set forth in the Company’s corporate governance principles. Under these criteria, a candidate should have substantial experience which is of relevance to the Company; a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively; and high personal and professional ethics, integrity and values. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to the Corporate Governance Committee, c/o General Counsel, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting of stockholders.

Stockholders also have the right under the Company’s by-laws to directly nominate director candidates, without any action or recommendation on the part of the Corporate Governance Committee or the Board, by following the procedures set forth in the second paragraph under “Stockholder Proposals” on page 29. Candidates nominated by stockholders in accordance with the procedures set forth in the Company’s by-laws will not be included in the proxy card for the next annual meeting of stockholders.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. All stockholder communications will be reviewed by the Company’s General Counsel and if they are relevant to the Company’s operations, policies and philosophies, they will be forwarded to the Chairman of the Corporate Governance Committee (currently Mr. Waxlax). The Chairman of the Corporate Governance Committee will provide to the Board copies or summaries of any such stockholder communications as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters which are the subject of repetitive communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors c/o General Counsel, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760.

Compensation of Directors

Non-employee directors are paid an annual retainer of $40,000 and fees of $2,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $1,000 for certain telephone meetings. In addition, the Chairman of the Audit Committee, the Chairman of the Corporate Governance Committee and the Chairman of the Executive Compensation Committee each are paid $5,000 per annum for their services as such. Other members of the Audit Committee, the Corporate Governance Committee and the Executive Compensation Committee each are paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

In accordance with the Company’s 1997 Stock Incentive Plan, as amended, each non-employee director who was a director at the 2005 Annual Meeting of Stockholders received an automatic grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $30.11 per share, which was equal to the closing price on the date of grant. Each such option expires ten years after the date of grant and becomes exercisable in three equal annual installments beginning on the first day of the month of each of the first three anniversaries of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted to non-employee directors are not transferable.

Policies on Business Ethics and Conduct

All of the Company’s salaried employees, including its Chief Executive Officer and Chief Financial Officer, as well as the directors, are required to abide by the Company’s long-standing Statement on Commercial Bribery, Conflicts of Interest and Business Ethics (“Code of Conduct”) to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Company’s policies and procedures cover all areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. In addition, as contemplated by the Sarbanes-Oxley Act of 2002, the Company’s Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The full text of the Company’s Code of Conduct is posted on the Corporate Governance section of the Company’s website, at www.bjs.com. In addition, the Company intends to post on its website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 2, 2006 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 16, and (iv) all of the Company’s current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed in the table is c/o BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760.

Name and Address of Beneficial Owner	Number of Shares(1)		Percentage of Outstanding Common Stock(1)
FMR Corp. Fidelity Management & Research Company Edward C. Johnson 3d Abigail P. Johnson 82 Devonshire Street Boston, MA 02109	9,719,790	(2)	14.39%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	5,898,259	(3)	8.73%
S. James Coppersmith	24,010		*
Paul Danos	8,350		*
Ronald R. Dion	23,510		*
Bert N. Mitchell	27,510	(4)	*
Helen Frame Peters	8,350		*
Thomas J. Shields	31,174		*
Lorne R. Waxlax	56,410	(5)	*
Herbert J. Zarkin	679,616		*
Michael T. Wedge	419,564		*
Frank D. Forward	131,626		*
Edward F. Giles	30,365		*
Karen Stout	22,500		*
All directors and executive officers as a group (14 persons)	1,490,485		2.17%

*	Less than 1%.
(1)	Includes, for the persons indicated, the following shares of common stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 2, 2006, or within 60 days thereafter: Mr. Coppersmith, 23,010 shares; Dr. Danos 8,350 shares; Mr. Dion, 22,510 shares; Mr. Mitchell, 26,010 shares; Dr. Peters 8,350 shares; Mr. Shields, 30,274 shares; Mr. Waxlax, 20,010 shares; Mr. Zarkin, 538,333 shares; Mr. Wedge, 392,500 shares; Mr. Forward, 120,000 shares; Mr. Giles, 27,000 shares; Ms. Stout, 12,500 shares; all current directors and executive officers as a group, 1,251,347 shares.
(2)	Information is as of December 31, 2005, and is based on a Schedule 13G (Amendment No. 7) filed with the Securities and Exchange Commission (“SEC”) on February 14, 2006, by FMR Corp., a holding company. FMR Corp. reported that (a) it (directly or indirectly) has sole dispositive power over all these shares; (b) it has sole voting power over 1,737,490 of these shares and no shared voting power; (c) these shares are held principally by Fidelity Low Price Stock Fund, an investment company registered under the Investment Company Act of 1940 and advised by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp.; and (d) the family of Edward C. Johnson 3d, may be deemed to form a controlling group with respect to FMR Corp.

(3)	Information is as of December 31, 2005, and is based on a Schedule 13G filed with the SEC on January 26, 2006, by Barclays Global Investors, NA (“BGI”), and its affiliates Barclays Global Fund Advisors (“BGFA”) and Barclays Global Investors, Ltd. (“Barclays Ltd.”). BGI reported that it directly has sole voting power over 3,728,963 of these shares and sole dispositive power over 4,555,714 of these shares, and BGFA reported that it has sole voting power over 745,181 of these shares and Barclays Ltd. reported that it has sole voting power over 574,811 of these shares and dispositive power over 597,314 of these shares.
(4)	Includes 500 shares held in Bert N. Mitchell & Associates Pension Plan.
(5)	Includes 36,000 shares held in trust for the benefit of Mr. Waxlax and 400 which are held in an individual account for Mr. Waxlax’s daughter and for which Mr. Waxlax acts as custodian.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the Company’s common stock, based on the market price of the common stock, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline from February 2, 2001 (the last trading day of fiscal 2000) to January 27, 2006 (the last trading day of fiscal 2005). The Dow Jones Industry Group Index RTB-Retail, Broadline is comprised currently of 25 specialty retail companies, including the Company. The graph assumes that the value of the investment at February 2, 2001 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor’s 500 Stock Index and the Dow Jones Industry Group Index RTB-Retail, Broadline were measured as of the date nearest to the end of the indicated period for which index data is readily available.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG BJ’S WHOLESALE CLUB, INC.,

S&P 500 INDEX AND PUBLISHED INDUSTRY INDEX

	2/2/01	2/1/02	1/31/03	1/30/04	1/28/05	1/27/06
BJ’s Wholesale Club, Inc.	$100.00	$114.97	$37.12	$52.18	$66.96	$77.15
Dow Jones Industry Group Index RTB-Retail, Broadline	$100.00	$110.48	$83.72	$103.31	$112.20	$111.51
Standard & Poor’s 500 Stock Index	$100.00	$83.85	$64.55	$86.87	$92.28	$101.86

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

As members of the Executive Compensation Committee (the “ECC”), it is our responsibility annually to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), determine the CEO’s compensation, review and approve, or make recommendations to the Board with respect to, compensation for the Company’s other executive officers, oversee the evaluation of the Company’s senior executives, and oversee and administer the Company’s incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

The Company’s executive compensation program is designed to provide competitive levels of compensation that:

•	integrate compensation with the achievement of the Company’s annual and long-term performance goals and business strategies;

•	link management’s long-term interests with stockholders’ interests through stock-based awards;

•	recognize management initiatives and achievements;

•	reward outstanding corporate performance; and

•	attract and retain key executives critical to the long-term success of the Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The ECC reviews the potential effect of Section 162(m) periodically and, in general, the Company structures and administers its stock incentive plans, its Management Incentive Plan (“MIP”) and its Growth Incentive Plan (“BJGIP”), in a manner intended to comply with the performance-based compensation exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s incentive plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the ECC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the ECC believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its executives.

Compensation Policies for Executive Officers

The total compensation program for all executive officers, including executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company’s stock incentive plan, the ECC seeks to align executive officers’ long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company’s stock value.

The ECC reviews market data information provided by an independent compensation consultant concerning salary competitiveness and the design of the Company’s compensation programs. The services provided by such consultant are billed at hourly rates on an “as requested” basis. Neither the Company nor the ECC has a retainer agreement with any compensation consultant.

Base Salary.    Base salaries for the Company’s executive officers, including Mr. Wedge, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes its compensation consultant to assist in the compilation and interpretation of this information. The peer companies selected for these purposes are retailing companies, including major competitors of the Company. Not all of these peer companies are included in the Dow Jones Industry Group Index RTB-Retail, Broadline which appears in the Performance Graph on page 12. While the ECC’s overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive’s placement within a range and salary adjustments are based upon the ECC’s subjective evaluation of the executive’s performance and value to the Company.

Annual Incentive Program.    Under the MIP, executive officers and other members of management are eligible to receive incentive cash awards based upon the level of achievement of pre-established annual performance goals. Mr. Zarkin is not eligible to earn awards under the MIP. At the beginning of each year, the ECC establishes the MIP performance goals and corresponding target awards, based on one or more of the following objective performance criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. Such goals, criteria and target awards may vary among participants. The ECC reviews the payout calculations after the year’s financial results have been audited. Target awards for executive officers range from 25% to 75% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No executive officer may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of base salary earned for the applicable performance period. MIP awards for 2005 for the Company’s executive officers, including Mr. Wedge, were based on the Company’s net income and sales goals. MIP results for 2005 were below target, resulting in payouts to Mr. Wedge and to the other executive officers equal to 63.53% of the target awards. MIP performance goals for 2006 for the Company’s executive officers, including Mr. Wedge, are based on the Company’s net income and sales goals.

Long-Term Incentive Program.    The BJGIP is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Mr. Zarkin does not participate in the BJGIP. All other executive officers, including Mr. Wedge, currently participate in the BJGIP, as do approximately 65 other employees of the Company. Awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Awards granted to the Company’s executive officers in 2003 were based on cumulative net income for the Company for the three-year period ended January 28, 2006. Payments based on the awards granted under the BJGIP in 2003 were paid 100% in cash in April 2006. Awards granted to the Company’s executive officers in 2004 were based on cumulative net income for the Company for the three-year period ending February 3, 2007. Payments based on awards granted under the BJGIP in 2004 will be payable, if at all, in cash 100% in April 2007, contingent on employment continuing through February 3, 2007. Awards granted to the Company’s executive officers in 2005 were based on cumulative net income for the Company for the three-year period ending February 2, 2008. Payments based on awards granted under the BJGIP in 2005 will be payable, if at all, in cash 100% in April 2008, contingent on employment continuing through February 2, 2008. Awards granted to the Company’s executive officers in 2006 were based on cumulative net income for the Company for the three-year period ending January 31, 2009. Payments based on awards granted under the BJGIP in 2006 will be payable, if at all, in cash 100% in April 2009 contingent on employment continuing through January 31, 2009. There is a targeted amount at which the value of each award increases as achievement of the performance measurement increases. If the targeted amount is not met, there would be a reduced award, so long as cumulative net income exceeds a designated threshold amount. No payment will be made if the Company’s cumulative net income is below the threshold amount. No individual award payment under the BJGIP can exceed $2,000,000 in any calendar year.

The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

Stock-Based Incentives.    Stock options are awarded to the Company’s key employees, including Mr. Wedge and other executive officers, by the ECC, based on its subjective assessment of the following factors: the compensation level and responsibility of the particular employee, the employee’s contribution towards Company performance, and a survey of competitive compensation data of the same group of peer companies referred to previously in this report. The ECC generally targets awards to the median of such survey. The options are designed to reward recipients to the extent that the Company’s stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Because the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

Chief Executive Officer Compensation

Pursuant to Mr. Wedge’s employment agreement with the Company, his base salary is $850,000, effective June 5, 2005, and is reviewed annually. Mr. Wedge’s salary, and the number of options (200,000) granted to him in 2005 and the target awards under the MIP were subjectively determined to provide a fully competitive compensation opportunity based on Mr. Wedge’s success in providing leadership to the Company and after a review of competitive compensation data of the same group of peer companies referred to previously in this report without targeting a specific percentile range. The ECC believes stock option grants encourage long-term performance and promote management retention while further aligning stockholders’ and management’s common interest in enhancing the value of the Company’s common stock.

Mr. Wedge’s MIP award provides a target opportunity equal to 75% of base salary if performance goals are met; the actual payout can vary between 0% and 100% of base salary for the performance period, subject to a maximum annual award limitation of $1,000,000. As discussed above, based on a target award of 75% of base salary, Mr. Wedge received a MIP payout of $396,740 for 2005.

Executive Compensation Committee

Ronald R. Dion, Chairman

S. James Coppersmith

Bert N. Mitchell

Helen Frame Peters

Lorne R. Waxlax

Compensation Committee Interlocks and Insider Participation

During 2005, none of the members of the ECC is or was an officer or employee of the Company. None of the Company’s executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of BJ’s ECC.

Compensation of Executives

The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 2005, 2004 and 2003 to (i) the Company’s Chief Executive Officer and (ii) the Company’s four other most highly compensated executive officers who were serving as executive officers of the Company on January 28, 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Year(1)	Salary	Bonus	Other Annual Compen- sation(2)	Restricted Stock Awards(3)		Securities Underlying Options(4)	LTIP Payouts(5)	All Other Compen- sation(6)
Michael T. Wedge President and Chief Executive Officer	2005 2004 2003	$832,693 756,731 634,135	$396,740 635,654 393,508	$28,873 26,239 21,988	— — —		200,000 250,000 250,000	$408,630 — 157,095	$47,635 43,289 36,850

Herbert J. Zarkin Chairman of the Board	2005 2004 2003	525,000 525,000 467,788	— — —	283,295 366,818 177,856	— 2,139,000 —	(7)	— 250,000 250,000	— — —	32,550 32,400 29,389

Frank D. Forward Executive Vice President, Chief Financial Officer	2005 2004 2003	395,000 388,077 368,462	75,280 130,394 137,189	13,696 13,456 12,776	— — —		— 50,000 100,000	272,420 — 157,095	25,505 24,639 24,413

Edward F. Giles Executive Vice President, Club Operations	2005 2004 2003	366,346 332,693 286,923	69,819 111,785 106,829	12,703 11,536 9,949	— — —		50,000 50,000 50,000	272,420 — 109,967	24,317 22,206 19,489

Karen Stout(8) Executive Vice President, Merchandising	2005 2004	391,346 216,346	74,584 172,693	13,580 167,979	— 237,300	(9)	50,000 50,000	— —	21,182 10,817

(1)	2005 refers to the 52-week year ended January 28, 2006. 2004 refers to the 52-week year ended January 29, 2005. 2003 refers to the 52-week year ended January 31, 2004.
(2)	Includes reimbursement for tax liabilities related to the Company’s Executive Retirement Plan (“BJERP”) (see “Retirement Benefits”). Excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus, except in the case of Mr. Zarkin, where the reported amount includes an aggregate of $265,091 of perquisites in 2005, $239,888 of which relate to Company paid air travel (valued based on the cost to the Company of providing such air travel), $366,818 of perquisites in 2004, $323,761 of which relate to Company paid air travel (valued based on the cost to the Company of providing such air travel), and $177,856 in 2003, $141,818 of which relate to Company-paid air travel (valued based on the cost to the Company of providing such air travel), and Ms. Stout where the reported amount includes $143,508 paid in connection with Ms. Stout’s relocation from Maryland to Massachusetts in 2004.
(3)	The restricted shares convey to the holder the rights of a shareholder, including the right to vote and receive dividends.
(4)	Reflects the grant of options to purchase common stock. The Company has never granted stock appreciation rights.
(5)	Payouts for 2003 represent 50% of the BJGIP award earned by the Named Executive Officers for the three-year performance period ended February 1, 2003. Payouts for 2005 represent 100% of the BJGIP award earned by the Named Executive Officers for the three-year performance period ended January 28, 2006.

(6)	For 2005, represents the Company’s contributions under the BJ’s 401(k) Savings Plan for Salaried Employees and the BJERP (see “Retirement Benefits”) as presented below:

	2005 Company Contributions
	401(k) Savings Plan	BJERP
Michael T. Wedge	$6,000	$41,635
Herbert J. Zarkin	6,300	26,250
Frank D. Forward	5,755	19,750
Edward F. Giles	6,000	18,317
Karen Stout	1,615	19,567

The amount listed as Company contribution under the BJERP for Ms. Stout is accrued only and Ms. Stout will forfeit the rights to the BJERP benefits if she leaves the Company prior to being credited with four years of service. For a description of the BJERP, see “Retirement Benefits” on page 19.
(7)	Mr. Zarkin was awarded 100,000 shares of restricted stock on August 9, 2004, all of which vest on the earlier of (i) May 15, 2007 and (ii) the date of the 2007 Annual Meeting of Stockholders. As of January 28, 2006, the market value of the restricted shares was $3,201,000.
(8)	Ms. Stout was elected Executive Vice President, Merchandising in July 2004.
(9)	Ms. Stout was awarded 10,000 shares of restricted stock on July 6, 2004, which vest in equal installments on the anniversary date of the date of grant in each of 2005, 2006 and 2007. As of January 28, 2006, the market value of the restricted shares was $213,379.

Stock Option Grants

The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during 2005:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date
Name					0%(3)	5%	10%
Michael T. Wedge	200,000	14.2%	$30.11	5/26/15	$0	$3,787,203	$9,597,517
Herbert J. Zarkin	—	—	—	—	0	0	0
Frank D. Forward	—	—	—	—	0	0	0
Edward F. Giles	50,000	3.6%	30.11	5/26/15	0	946,801	2,399,379
Karen Stout	50,000	3.6%	30.11	5/26/15	0	946,801	2,399,379

(1)	All options granted in 2005 were granted with an exercise price equal to the closing price of the common stock on the New York Stock Exchange on the date of grant. These options expire ten years from the grant date and vest in equal annual installments over four years. All options vest upon a change of control (as defined in the Company’s 1997 Stock Incentive Plan, as amended).
(2)	The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(3)	No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.

Aggregated Option Exercises and Valuation

The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 2005 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Wedge	77,500	$1,369,203	392,500	550,000	$3,452,275	$4,414,875
Herbert J. Zarkin	—	—	538,333	291,667	4,691,196	3,895,004
Frank D. Forward	162,500	2,268,364	120,000	100,000	302,425	1,276,875
Edward F. Giles	32,500	446,314	60,750	121,250	409,510	913,200
Karen Stout	—	—	12,500	87,500	103,500	405,500

(1)	Based on the fair market value of the common stock on January 27, 2006 ($32.01 per share), less the option exercise price.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth information related to long-term incentive awards granted to the Named Executive Officers during fiscal 2005 pursuant to the BJGIP:

	Number of Shares, Units of Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold	Target	Maximum
Michael T. Wedge	20 Units	fiscal 2005-fiscal 2007	$376,000	$—	$2,000,000
Herbert J. Zarkin (1)	0 Units	fiscal 2005-fiscal 2007	—	—	—
Frank D. Forward	10 Units	fiscal 2005-fiscal 2007	188,000	—	2,000,000
Edward F. Giles	10 Units	fiscal 2005-fiscal 2007	188,000	—	2,000,000
Karen Stout	10 Units	fiscal 2005-fiscal 2007	188,000	—	2,000,000

(1)	Mr. Zarkin does not participate in the BJGIP.

Employees in high-level management positions in the Company, as selected by the Executive Compensation Committee, were awarded units under the BJGIP during fiscal 2005. Each unit has a value in dollars equal to a designated percentage of improvement in net income during the three-year fiscal period ending February 2, 2008 over base period income, as defined, for the year ended January 29, 2005. No payment will be made unless cumulative net income is at least equal to 10% compounded growth over the base period amount. The “threshold” amounts in the table above would be earned upon achievement of 10% compounded growth in earnings for the fiscal year ended January 28, 2006 and the fiscal years ending February 3, 2007 and February 2, 2008. No individual award payment can exceed $2,000,000 in any calendar year. This limit is reflected in the “maximum” amount column of the table above. The BJGIP does not specify a target payout amount. Accordingly, pursuant to SEC rules, the target payout level in the table above assumes in each case that fiscal 2005’s income level will be achieved in each of the three fiscal years during the award period. (If fiscal 2005’s income level were achieved in each of fiscal 2006 and 2007, cumulative net income for the three-year period would be less that 10% compounded growth over the base period amount, and therefore, no payment would be earned.) The dollar amounts in the table are not intended to forecast future payments, if any, under the BJGIP.

The cash award, if any, earned under the BJGIP for the three-year award period ending February 2, 2008 will be paid in April 2008 to participants employed through February 2, 2008. No payment will be made unless the minimum three-year net income goal is achieved.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of January 28, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,728,414	$25.52	1,896,691	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	6,728,414	$25.52	1,896,691

(1)	The number of securities remaining for future issuance consists of 1,896,691 shares issuable under the Company’s 1997 Stock Incentive Plan, which was approved by the Company’s stockholders. Awards under the 1997 Stock Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the Board of Directors may determine.
(2)	The Company has no equity compensation plans not approved by security holders.

Retirement Benefits

Under the BJERP, employees in high-level management positions in the Company including all executive officers, as selected by the ECC, are eligible to receive annual cash retirement contributions in an amount determined by the ECC; provided that the annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant’s base salary. All amounts paid under the BJERP are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

The Company made retirement contributions after the end of 2005 equal to 5% (net of taxes) of each participant’s base salary during 2005. These payments are reflected in the All Other Compensation column of the Summary Compensation Table on page 16. If a participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the BJERP. As of January 28, 2006, all Named Executive Officers, except Ms. Stout, were credited with at least four years of service.

Employment and Severance Agreements

Pursuant to his employment agreement, Mr. Wedge receives an annual base salary of $850,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Wedge’s employment at any time with or without cause (as defined). If Mr. Wedge’s employment is terminated by the Company other than for cause, the Company is required to pay certain cash compensation amounts and to continue payment of Mr. Wedge’s base salary and certain benefits for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Wedge from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Wedge from other employment.

Pursuant to his employment agreement, Mr. Zarkin receives an annual base salary of $525,000 and participates in specified incentive and other benefit plans. Mr. Zarkin’s employment agreement continues in effect until the earlier of such time as either party terminates the agreement or the date of the Company’s 2007

Annual Meeting of Stockholders. Mr. Zarkin does not participate in BJGIP or MIP. Mr. Zarkin must generally devote all of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin’s employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will continue to be exercisable for up to three years, when they will expire, unless they expire earlier by their terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

The Company has an employment agreement with each of Messrs. Forward and Giles and Ms. Stout under which they receive annual base salaries of $395,000, $375,000, and $400,000, respectively, and participate in specified incentive and other benefit plans. If employment is terminated by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary after termination at the rate in effect upon termination for a period of 12 months in the case of Messrs. Forward and Giles, and for a period of 18 months in the case of Ms. Stout. The continuing base salary payments to Messrs. Forward and Giles are subject to reduction after three months for compensation earned by the executive from other employment. The continuing base salary payments to Ms. Stout are payable and are not subject to reduction provided that at the time of termination, Ms. Stout executes a suitable release agreement for the benefit of the Company. The continuing base salary payments to Ms. Stout do, however, cease if she becomes employed by certain organizations that compete against the Company. The continuing benefits to each of Messrs. Forward and Giles and Ms. Stout are subject to reduction at any time for comparable benefits received by the executive from other employment.

Change of Control Severance Benefits

The Company provides change of control severance benefits to its executive officers under individual agreements. Under the agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the agreements) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control), the Company were to terminate the executive’s employment other than for cause (as defined) or the executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to, in the case of Ms. Stout, Messrs. Forward and Giles, two and one-half times their base salaries and MIP, and in the case of Mr. Wedge, three times his base salary and MIP, unless the executive’s termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive an amount equal to the executive’s annual salary and MIP. For up to two and one-half years following termination in the case of each of Ms. Stout and Messrs. Forward and Giles, and three years in the case of Mr. Wedge, the Company would also be obligated to provide specified benefits, including continued medical and life insurance benefits, unless the executive’s termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive such benefits for up to one year. In the event of a Change of Control, the Company may reduce any payments to the executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights to which the executive becomes entitled during the Standstill Period. In addition, upon involuntary termination within the Standstill Period, any agreement by the executive not to compete with the Company following termination of the executive’s employment would cease to be effective.

Indemnification Agreements

The Company has entered into agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual’s involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company’s request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company’s Amended and Restated Certificate of Incorporation and by Delaware law.

Certain Transactions

During fiscal 2005, Messrs. Gerald and Norman Zarkin, brothers of Mr. Zarkin, the Company’s Chairman of the Board, had an interest in the following business transactions involving the Company.

In fiscal 2005, the Company purchased approximately $517,000 in merchandise from Tee’s Plus Corporation (“Tee’s Plus”), where Mr. Gerald Zarkin is an employee. In addition, the Company has an arrangement with Tee’s Plus for the sale of embroidered apparel and the Company receives a percentage of the sales made by Tee’s Plus to the Company’s members. In fiscal 2005, the total amount of sales by Tee’s Plus to the Company’s members was approximately $440,000 of which the Company received approximately $38,000 pursuant to this arrangement. Mr. Gerald Zarkin earned approximately $88,0001 in salary and commissions from Tee’s Plus with respect to these purchases by the Company, including salary of $66,000 received by Mr. Gerald Zarkin as Vice President Sales of Tees Plus, which he receives for managing the BJ’s business with Tee’s Plus. In addition, the Company has a consignment arrangement with Universal Supply MC, LLC (“Universal”) for the sale of specialty caps and blankets and also purchases certain merchandise from Universal. The Company provides space in its clubs for the display of Universal’s cap inventory and the Company receives a percentage of the sales made by Universal to the Company’s members. In fiscal 2005, the total amount of consignment sales was approximately $3.4 million, of which the Company received approximately $500,000 from Universal pursuant to this arrangement. In addition, the Company paid approximately $70,000 for merchandise purchased from Universal. Mr. Gerald Zarkin has a ten percent interest in Universal and received approximately $75,000 in commissions related to these transactions.

Mr. Norman Zarkin is the sole shareholder of The Zarkin Group, Inc. The Zarkin Group, Inc. serves as a consultant for Wireless Retail, Inc. (“WRI”), which provided direct sales of wireless services and equipment to the Company’s members. Pursuant to an arrangement between the Company and WRI, the Company provided WRI with space in the Company’s clubs and the Company received a flat fee calculated based on sales volume plus a percentage of the sales made by WRI to the Company’s members. In fiscal 2005, the Company received approximately $1.25 million from WRI pursuant to this arrangement and The Zarkin Group, Inc. was paid approximately $26,000 in consulting fees and commissions by WRI with respect to sales by WRI to the Company’s members. In addition, in 2005, The Zarkin Group was paid $164,000 in commissions from WRI for previously unpaid amounts earned for the periods November 2003 through February 2004. In fiscal 2005, The Zarkin Group, Inc. also received approximately $17,000, in the aggregate, in commissions for sales made to the Company by, Handi Foil, Inc., Frank Mastaloni & Sons, and Sarica Food, Inc. each of which is a vendor of the Company. In the aggregate, the Company purchased approximately $460,000 of merchandise from these vendors.

The Company believes that each of the transactions described above was carried out on terms that were no less favorable to the Company than those that would have been obtained from unaffiliated third parties.

During fiscal 2005, the Company had an agreement with Fidelity Management Trust Company (FMTC) to provide 401(k) plan administration. FMTC also serves as trustee with respect to the assets of the Company’s 401(k) plans. The Company paid fees for these services totaling approximately $133,000 in fiscal 2005. Additionally, fees are paid by plan participants in the form of investment management services fees generated on various transactions including loan setup and related fees. FMTC is a subsidiary of FMR Corp. and, as of December 31, 2005, FMR Corp. beneficially owned more than five percent of the Company’s common stock.

RELATIONSHIP WITH HOUSE2HOME; CONFLICTS OF INTEREST

Distribution and Tax Sharing Agreements

In connection with the spin-off of the Company from Waban in July 1997 (the “Distribution”), BJ’s and House2Home entered into a Separation and Distribution Agreement (the “Distribution Agreement”), which provided for, among other things, (i) the division between BJ’s and House2Home of certain assets and liabilities; (ii) other agreements governing certain aspects of the relationship between BJ’s and House2Home following the Distribution; and (iii) an agreement regarding certain matters relating to lease liabilities described below.

Under the Distribution Agreement, except as provided in the other agreements, BJ’s agreed to indemnify House2Home for liabilities relating to BJ’s business. Similarly, House2Home agreed to indemnify BJ’s for liabilities pertaining to House2Home’s business. The Distribution Agreement also requires BJ’s and House2Home to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution.

BJ’s and House2Home also entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) providing for the allocation between the parties of federal, state, local and foreign tax liabilities and the entitlement to tax refunds for periods beginning prior to the date of the Distribution, and various related matters.

Leases

Pursuant to the Distribution Agreement, effective upon the Distribution, BJ’s assumed all liabilities to third-party lessors with respect to leases entered into by Waban with respect to the BJ’s Division and agreed to indemnify House2Home for such liabilities.

In connection with the spin-off of Waban by The TJX Companies, Inc. (“TJX”) in 1989, Waban and TJX entered into an agreement (the “1989 Agreement”) pursuant to which Waban agreed to indemnify TJX against any liabilities that TJX might incur with respect to certain House2Home real estate leases as to which TJX was either a lessee or guarantor. Pursuant to a subsequent agreement, BJ’s agreed to indemnify TJX for 100% of House2Home’s lease liabilities through January 31, 2003, and for 50% of such liabilities thereafter.

House2Home filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on November 7, 2001. In 2001, the Company recorded pre-tax charges of $105 million for its estimated loss associated with 41 House2Home leases. Based on its continuing evaluation of our remaining obligations and the progress made in settling liabilities for House2Home leases, the Company recorded pretax gains of $20.0 million in 2002, $5.5 million in 2003, $2.7 million in 2004 and $0.1 million in 2005 to reduce its estimated liability related to House2Home contingent lease obligations.

As of January 28, 2006, the Company has settled all 41 House2Home leases for which it was originally contingently liable, including lump sum settlements for 38 leases. The other three House2Home properties (for which the Company remains contingently liable) have been assigned to third parties.

Settlement Agreement

The Company filed proofs of claim against House2Home for claims arising primarily from BJ’s indemnification of TJX with respect to TJX’s guarantee of House2Home leases and from the Tax Sharing Agreement. The Company entered into a settlement agreement with House2Home, which was approved by the United States Bankruptcy Court for the Central District of California on November 10, 2003. The settlement agreement resolves the proofs of claim filed by BJ’s and releases BJ’s, its officers and directors and the officers and directors of House2Home who were also officers or directors of the Company of all claims and liabilities, including any claims arising out of the 1997 spin-off, including $1.7 million owed by BJ’s to House2Home under the Tax Sharing Agreement. BJ’s claims on account of payments to landlords are allowed in the amount of $29.8 million and its claims under the Tax Sharing Agreement have been allowed in the amount of $8.0 million. BJ’s received pre-tax payments of $4.5 million and $4.4 million on account of these claims in 2004 and 2005, respectively. In March 2006, the Company received pre-tax bankruptcy recoveries of $3.1 million on account of these claims.

Procedures for Addressing Conflicts

As a result of the Distribution, BJ’s and House2Home had significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of the Company and who served as Chairman of the Board of Directors of House2Home from July 1997 to June 2002, and for Mr. Waxlax, who serves as a director of the Company and who served as a director of House2Home from July 1997 to March 2002. BJ’s has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by BJ’s which relate to House2Home must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to BJ’s than could be obtained from unaffiliated third parties, as determined by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

In October 2001, the Board appointed a Special Committee comprised of Messrs. Coppersmith, Dion and Mitchell, each of whom is a disinterested and independent member of the Board, to act for the Board on matters pertaining to House2Home. The Special Committee approved the settlements described above. In light of the Company’s entry into the settlement agreement, in July 2004, the Board dissolved the Special Committee.

PROPOSAL TWO

SHAREHOLDER PROPOSAL TO REQUIRE ELECTION OF DIRECTORS

BY A MAJORITY OF VOTES CAST AT AN ANNUAL MEETING

Mr. Mark Erlich, in his capacity as Fund Chairman of the Massachusetts State Carpenters Pension Fund (350 Fordham Road, Wilmington, MA 01887) (the “Fund”) a record holder of 1,500 shares of Company Common stock, has notified the Company of the Fund’s intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: That the shareholders of BJ’s Wholesale Club, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate to incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

In support of the resolution, the Fund has submitted the following statement:

Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in the corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This shareholder proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful vote in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard maybe appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support of this important direction election reform.

Board Response and Recommendation Against the Proposal

The Company’s Board and Corporate Governance Committee have considered this proposal and recommend that shareholders vote against it because:

•	the current plurality voting requirement is a well-established standard that has worked well at BJ’s;

•	BJ’s has effective corporate governance policies and practices, including means for shareholders to communicate their views regarding director nominees; and

•	too much uncertainty currently exists regarding how a majority-vote standard would work in practice and there is a significant risk of unintended consequences if a majority-vote standard is adopted at this time.

While the Board believes that the current plurality voting standard is the most appropriate standard for the Company at this time, the Board is aware of the different approaches recently being adopted by some public companies and the various studies examining this issue that are underway. The Corporate Governance Committee will continue to monitor these developments and plans to periodically reassess its conclusion as to what it believes to be the most appropriate standard for the Company. The Board and the Corporate Governance Committee strongly believe, however, that any change from the well-established and time-tested plurality voting standard must be done in a thoughtful and deliberate manner that focuses on BJ’s particular circumstances.

According to a recent ABA committee report, plurality voting is the default standard under the corporate law statutes of 35 states, including Delaware where BJ’s is incorporated. Plurality voting is the standard used by the vast majority of publicly traded companies in the United States. Under this approach, the nominees that receive the most votes are elected as directors, regardless of whether they are nominated by the company’s board of directors or by a shareholder. The plurality vote standard has well served its purpose of protecting against failed elections – that is, a situation where shareholders fail to fill a vacant board position.

At BJ’s, the plurality vote standard has worked well. The Company has a history of electing, by a plurality, strong and independent Boards. In each of the last three years, each director was elected by a vote of at least 95% of votes cast. The Company believes that the Proposal was not submitted to the Company out of any particular concern that the proponent may have with the composition or governance structure of the Company’s Board of Directors, but instead as part of a broad-based campaign by the proponent and others to advance debate over existing voting standards.

Our Board believes that the Company already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and all shareholders. Director nominees are evaluated and recommended for election by the Corporate Governance Committee, which is comprised solely of independent, nonemployee directors. In recommending nominees, the Corporate Governance Committee considers a variety of factors. The Company also has published in this proxy statement information on how shareholders can communicate their views on potential nominees or other matters with the Corporate Governance Committee. In light of the foregoing, our Board believes the existing plurality voting standard and the role of the Corporate Governance Committee provide an effective mechanism for electing an effective Board that is committed to delivering long-term shareholder value.

Over the past year, attention has been focused on the question of whether plurality or majority voting is the best standard for public companies. Many scholars, bar association groups, corporations and investor groups are studying the issue. The Corporate Governance Committee has been and will continue to monitor these efforts and this issue has also been reviewed and discussed by the full Board. Based on the Board and Committee’s review of these developments, it is clear that there are many complexities and impediments to a majority-vote standard. For example:

•

A shareholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Corporate Governance Committee. If a majority-vote standard were adopted, a shareholder nominee might fail to win election to the Board even if that person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

•	A majority-vote standard would not change the outcome of votes to re-elect incumbent directors in an uncontested election due to the so called “holdover rule” that applies to Delaware corporations. Consistent with the provisions of the Delaware General Corporation Law, the Company’s bylaws provide that directors shall hold office from the date of their election until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would therefore remain in office until such person’s successor was elected and qualified.

•	The “holdover rule” could also result in unintended consequences under a majority-vote standard, including in situations where the director whose term would otherwise be ending is not a nominee for re-election (in that case, the director might be heldover as a director even though he or she was not a nominee for re-election) or in situations where a majority vote standard is applied to contested elections (in that case, an incumbent who receives fewer votes than another candidate might be heldover because none of the nominees received a majority vote).

•	A majority-vote standard would effectively transform a withhold vote into a vote against the nominee. This may not be the intent of the stockholder who casts a withhold vote. Moreover, a majority-vote standard might deprive stockholders of the opportunity to use withhold votes to express their dissatisfaction with some element of corporate governance without disrupting the outcome of an election.

•	The failure of a nominee to receive a majority-vote could result in the loss of one or more directors who are needed to satisfy regulatory requirements, such as NYSE rules regarding the number of independent directors and the composition of key board committees.

The complexities of developing a majority-vote standard are compounded by potential future changes to Delaware law and SEC rules that could impact, in unexpected and unintended ways, the manner in which directors are elected. It is possible that the efforts underway by various bar and other groups will lead to proposed changes in the Delaware corporate law statute, including changes to the holdover rule. In addition, the SEC has recently proposed changes to the proxy solicitation rules that might significantly alter the frequency of proxy contests. Adopting a majority-vote standard in advance of these potentially significant changes would be premature and could result in unintended consequences that are not in the best interest of BJ’s stockholders.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL TO REQUIRE ELECTION OF DIRECTORS

BY A MAJORITY OF VOTES CAST AT AN ANNUAL MEETING

PROPOSAL THREE

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2007. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Company’s Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved by the Company’s stockholders at the 2006 annual meeting, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2006 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) consists of four directors, each of whom is independent as defined by the applicable standards of the New York Stock Exchange. A brief description of the responsibilities of the Committee is set forth above under the caption “The Board of Directors and its Committees” on page 6.

The Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2005 with the management of the Company. The Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees). The Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit related services to the Company which are referred to in “All Other Fees” on page 28 is compatible with maintaining such firm’s independence.

Based on the review and the discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the SEC.

The Audit Committee

Thomas J. Shields, Chairman

S. James Coppersmith

Paul Danos

Bert N. Mitchell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Fees to Independent Registered Public Accounting Firm

The following table presents the fees of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, billed to the Company for each of the last two fiscal years.

	Fiscal Year Ended
	January 28, 2006	January 29, 2005
Audit Fees (1)	$1,814,509	$2,408,902
Audit-Related Fees (2)	69,653	54,353
Tax Fees (3)	138,238	75,925
All Other Fees	0	0

Total	$2,022,400	$2,539,180

(1)	Audit fees consisted of audit work performed related to the financial statements for the fiscal years noted, including reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q during fiscal 2005 and fiscal 2004, and included $991,268 and $1,678,290, in 2005 and 2004, respectively, related to the audit of the Company’s internal control over financial reporting.
(2)	Audit-related fees consisted principally of consultations concerning financial accounting and reporting standards as well as assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements and which are not reported under “Audit Fees.” Consultations and related services included, specifically, consultations in fiscal 2005 regarding the BJ’s Charitable Foundation and benefit plan audit services and in fiscal 2004 regarding the Company’s transfer of benefit plan assets between trustees, as well as additional benefit plan audit services.
(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services. Tax compliance services accounted for $53,177 in fiscal 2005 and $32,839 in fiscal 2004.

Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations regarding the filing of required reports, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2005 were met.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2007 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. Eastern Time on December 22, 2006, in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail addressed to Kellye L. Walker, Secretary, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760.

The Company’s by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2007 annual meeting is held during the period from May 5, 2007 to August 3, 2007 (as it is expected to be), in order to comply with the time periods set forth in the Company’s by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 24, 2007, and no later than March 16, 2007. If a stockholder fails to provide timely notice of a proposal to be presented at the 2007 annual meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

The Company’s by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

OTHER MATTERS

The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. Pursuant to the Company’s by-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented for action at the annual meting has passed. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

The Executive Compensation Committee Report on Executive Compensation appearing on pages 13 through 15, the Audit Committee Report appearing on page 27, the Performance Graph appearing on page 12 and the information regarding the Audit Committee’s Charter and the independence of Audit Committee members appearing on page 6 shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies by mail, e-mail, telephone and personal interview for a fee of $7,500, plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760, telephone: (508) 651-6650. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

By Order of the Board of Directors

KELLYE L. WALKER Secretary

Appendix A

BJ’s Wholesale Club, Inc.

Charter of the Audit Committee of the Board of Directors

(Amended as of December, 2005)

Purpose:

The purpose of the Audit Committee is (i) to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the Company’s internal audit functions and independent auditors and (ii) to prepare an audit committee report as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Members:

The Audit Committee shall consist of at least three directors of the Board of Directors, one of whom shall be designated as chairperson. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Audit Committee shall be independent as defined by such rules.

Each member of the Company’s Audit Committee must be financially literate (or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as determined in the Board of Directors’ business judgment. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

Responsibilities:

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditors, in accordance with its business judgment.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditors’ report.

The Audit Committee shall:

1.	Review the qualifications and independence of the Company’s independent auditors, who shall report directly to the Audit Committee. In particular, the Audit Committee shall:

A.	Appoint, evaluate, and, when circumstances warrant, discharge the independent auditors;

B.	Oversee the work of the independent auditors, including resolution of disagreements between Company management and the independent auditors regarding financial reporting;

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C.	Set compensation of the independent auditors and is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditors established by the Audit Committee;

D.	Pre-approve all services (audit and non-audit) to be provided to the Company by the independent auditors, provided, however, that de minimis non-audit services may instead be approved in accordance with applicable New York Stock Exchange and Securities and Exchange Commission rules;

E.	Conduct a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

F.	Review the nature of any non-audit services performed by the independent auditors;

G.	At least annually, the Audit Committee shall assess the independent auditors’ independence. In connection with this assessment, the Audit Committee shall obtain and review information, including written statements from the independent auditors, describing all relationships between the auditors and the Company or any other relationships that may adversely affect the independence of the auditors, and otherwise assess the independence of the independent auditors as set forth in Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the auditors concerning any disclosed relationships or services that might impact the objectivity and independence of the auditors; and

H.	Receive and consider the reports required to be made by the independent auditors regarding: critical accounting policies and practices; alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and Company management.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including a discussion with the auditors of their judgment as to the Company’s accounting principles, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the matters about which Statement on Auditing Standards No. 61 requires discussion.

3.	Consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

4.	Review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each Form 10-Q, and discuss with the Company’s management and independent auditors the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.	Discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others.

6.	At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

7.	In connection with its oversight role, from time to time as appropriate, review with the independent auditors:

—	any audit problems or difficulties the independent auditors encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditors’ activities or on access to requested information and any significant disagreements with management;

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—	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

—	analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements; and

—	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

8.	Coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting (including review of the Company’s process of ensuring accurate and reliable financial reporting), disclosure controls and procedures and code of business conduct and ethics. Pursuant to such coordination, the Committee shall:

A.	At least annually, ascertain through discussions with management the adequacy of the Company’s system of internal controls, discuss such system with the independent auditors and the Company’s Vice President, Manager of Internal Audit, and coordinate the Board of Directors’ oversight of the performance of the Company’s internal audit function;

B.	Review the appointment and dismissal of the Vice President, Manager of Internal Audit;

C.	Receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act;

D.	Review and approve the Internal Audit Department’s annual plan; and

E.	Review reports issued by the Internal Audit Department summarizing its findings, recommendations and responses from management as to the corrective actions to be implemented.

9.	Discuss the Company’s policies with respect to fraud, risk assessment and risk management, including guidelines and policies to govern the process by which allegations of fraud and the Company’s exposure to risk are handled.

10.	Establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

11.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements.

12.	Institute, conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, and the Audit Committee shall have the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

13.	Be authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee. In addition, the Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

14.	Regularly update the Board of Directors about the Audit Committee’s activities.

15.	At least annually, review and reassess the adequacy of the Audit Committee Charter and present the revised or unchanged charter annually to the Board of Directors for approval.

16.	At least annually, evaluate its own performance.

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17.	Prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of meeting), the report described in Item 306 of Regulation S-K of the Securities and Exchange Commission.

18.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19.	Have such other duties as may be delegated from time to time by the Board of Directors.

Meetings:

The Audit Committee will meet as often as it deems necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Audit Committee determines. The Audit Committee may also act by unanimous written consent in lieu of a meeting. As it deems appropriate, the Audit Committee shall periodically meet separately with the independent auditors, Company management and the Company’s internal auditors, including the Chief Financial Officer and the Vice President, Manager of Internal Audit. The majority of the members of the Audit Committee shall constitute a quorum at any meeting. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee of a single member) as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

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and

BJ’S WHOLESALE CLUB, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE		MAIL
	https://www.proxyvotenow.com/bj			1-866-213-0603
		OR		OR
•	Go to the website address listed above.		•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.	•	Detach your proxy card.
•	Follow the simple instructions that		•	Follow the simple recorded	•	Return your proxy card in the
	appear on your computer screen.			instructions.		postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

Internet and telephone votes must be received by 5 p.m., eastern time, on Wednesday, May 24, 2006 to be counted in the final tabulation.

1-800-213-0603

CALL TOLL-FREE TO VOTE

If you vote by the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

Please sign, date and return the proxy card promptly using the enclosed envelope.

☒    Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of directors.

1. Election of Directors for a term to expire in 2009.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01—Bert N. Mitchell, 02—Helen Frame Peters and 03—Michael T. Wedge

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

The Board of Directors recommands a vote AGAINST Proposal 2.

2. Shareholder Proposal regarding the election of directors by majority of votes cast at an annual meeting.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

The Board of Directors recommands a vote FOR Proposal 3.

3. Ratification of the audit committee’s selection of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2007.

FOR	☐	AGAINST	☐	ABSTAIN	☐

Mark box at right if you plan to attend the Annual Meeting.      ☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.      ☐

S C A N L I N E

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

Date	Share Owner sign here	Co-Owner sign here

BJ’s WHOLESALE

CLUB, INC.

As part of BJ’s Wholesale Club, Inc.’s ongoing efforts to reduce expenses, we are asking our stockholders to authorize us to send only one copy of stockholder publications to their respective households. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached proxy card, please write or call our Investor Relations Department, BJ’s Wholesale Club, Inc., One Mercer Road, Natick, MA 01760, telephone: (508) 651-6650. You will continue to receive your proxy mailing for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ’s Wholesale Club, Inc. stockholder.

PROXY

BJ’s WHOLESALE CLUB, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders, May 25, 2006

The undersigned hereby appoints Frank D. Forward, Thomas J. Shields and Kellye L. Walker, and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of BJ’s Wholesale Club, Inc., at the Annual Meeting of Stockholders of BJ’s Wholesale Club, Inc. to be held at the Crowne Plaza Hotel, 1360 Worcester Street (Route 9), Natick, Massachusetts, on Thursday, May 25, 2006 at 11 a.m., and at all adjournments thereof, at which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse side hereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. Please sign and return this card if you are voting by mail.

THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

ADDRESS CHANGE / COMMENTS
BJ’S WHOLESALE CLUB, INC. P.O. BOX 11093 NEW YORK, N.Y. 10203-0093

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.